UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2024

Milestone Scientific Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue, Suite 403 Roseland, NJ (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

Milestone Scientific Inc. (the “Company”) was approved on September 12, 2023, to participate in the State of New Jersey Emerging Technology and Biotechnology Financial Assistance Program (the “Program”). The program is designed to provide funds to new or expanding technology and biotechnology companies by allowing those companies with unused Net Operating Loss (“NOL”) Carryover and/or Unused Research and Development (“R & D”) Tax Credits to transfer for value the tax benefits to other corporate business taxpayers.

On February 2, 2024, the Company entered into an agreement to sell its unused NOLs and R & D tax credits to Comcast Corporation. On April 8, 2024, the Company received net, $1,983,095 from Comcast Corporation under the terms of the agreement. The funds will be used for general corporate purposes and working capital, provided that the funds are used for allowable expenses under the Program.

In connection with the transaction, the Company has agreed to maintain its headquarters or base of operations in New Jersey for five years following the closing date. Also, for five years, the Company must make quarterly reports to the State of New Jersey. The funds are subject to recapture for up to the face value of the sold tax credits if it breaches its continuing obligations under the Program to maintain the New Jersey office and use the funds only for allowable expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
Dated: April 9, 2024	By:	/s/ Arjan Haverhals
Arjan Haverhals
Chief Executive Officer